Exhibit 3.3

COMMONWEALTH OF VIRGINIA

[SEAL]	State Corporation Commission

I Certify the following from the Records of the Commission:

the foregoing is a true copy of all documents constituting the charter of BLUEPRINT TECHNOLOGIES, INC..

Nothing more is hereby certified.

[SEAL]	Signed and Sealed at Richmond on this Date: March 13, 1997
/s/ William J. Bridge
William J. Bridge, Clerk of the Commission

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

February 25, 1997

The State Corporation Commission has found the accompanying articles submitted on behalf of

BLUEPRINT TECHNOLOGIES, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective February 25, 1997.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By	/s/ T. V. Morrison Jr.
Commissioner

CORPACPT
CIS20436
97-02-24-0129

Blueprint Technologies, Inc.

Articles of Incorporation

FIRST: I, Donald H. Hadley, whose post office address is 4822 Montgomery Lane, Bethesda, Maryland 20814, being at least eighteen (18) years of age, hereby forms a corporation under and by virtue of the General Laws of the Commonwealth of Virginia.

SECOND: The name of the corporation (which is hereafter referred to as the “Corporation”) is Blueprint Technologies, Inc.

THIRD: The initial registered office of the Corporation shall be located at 3206 Gemstone Court, Oakton, Virginia 22124 in the County of Fairfax. The initial registered agent of the Corporation shall be Mr. Kevin Brown, a director of the Corporation, whose address is the same address of the initial registered office. The initial registered agent is a resident of Virginia.

FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is one hundred thousand (100,000) shares of common stock of which 10,000 shares are voting stock and 90,000 shares are non-voting stock all with no par value.

FIFTH: No common stock of the corporation shall be sold, assigned or otherwise transferred by a holder of said stock or subscribing stockholder without their first offering the Corporation, and the then-existing stockholders of record of the Corporation, the opportunity to buy such stock at a price per share equivalent to the fair market value of the Corporation as determined by the Certified Public Accountant then employed to audit the books of the Corporation.

SIXTH: The initial number of directors of the Corporation shall be one (1), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but in no event shall the number of directors be less than the number of shareholders. Mr. Kevin Brown, 3206 Gemstone Court, Oakton, Virginia 22124, shall act as the initial director of the Corporation until the first annual meeting or until his successor(s) are duly chosen and qualified.

SEVENTH: To the fullest extent permitted by the Virginia Stock Corporation Act, the Corporation shall indemnify any director or officer of the Corporation made a party to a proceeding (including a proceeding by or in right of the Corporation) because he is or was a director or officer of the Corporation.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation of Blueprint Technologies, Inc., this 20th day of February, 1997, and I acknowledge the same to be my act.

/s/ Donald H. Hadley
Donald H. Hadley

STATE OF MARYLAND	:
COUNTY OF MONTGOMERY	: ss

On this 20th day of February, 1997, before me the undersigned Notary Public in and for the State and County aforesaid, personally appeared Donald H. Hadley, who acknowledged the foregoing to be his act and to be true and correct to the best of his knowledge, information, and belief.

[SEAL]
/s/ Margaret Ellen Hawkins
Notary Public

My Commission expires: 2-1-2001